news release

---------- AT THE COMPANY ----------

Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 19, 2009

Strong financial position leads UFPI to largest dividend increase in its history
Former senior executive of The Home Depot joins Board of Directors

GRAND RAPIDS, Mich., Monday, Oct. 19, 2009 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced that its Board of Directors approved an increase in its Dec. 15, 2009, dividend, to $0.20 per share, at their Oct. 15, 2009, meeting. It marks the 27th consecutive year the Company has paid a dividend and represents the largest increase in its history. The dividend is payable to shareholders of record on Dec. 1, 2009.

The Company also announced the appointment of Bruce Merino, former senior vice president of merchandising for The Home Depot and president of Depot’s Expo Design Center, to its Board of Directors, effective Oct. 15, 2009.

“Given our strong financial position and our optimism for the future, we chose to return cash to those who have placed their investment in Universal Forest Products by increasing our December dividend,” said Chairman William G. Currie. “We’re proud to be in the position to make this decision and still have the resources available to sustain our growth strategies so that our shareholders remain pleased with their investment in us.”

“As long as the Company maintains its strong balance sheet, we expect to continue semiannual dividends at this increased level,” Currie added. “Of course, any future decisions will be affected by our capital needs for growth, including acquisitions.”

About the appointment of Merino to the board, Currie said: “Our ability to attract a professional of Bruce Merino’s caliber underscores the strength of Universal Forest Products and the optimism for its future. Bruce knows our markets and our company, and for decades he delivered success for The Home Depot. We couldn’t have found a better, more qualified board member and we’re honored Bruce chose to join us.”

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In 2009, Bruce Merino concluded a 25-year career at Depot in the position of senior vice president of merchandising and president of Expo Design Center. He was a member of the senior leadership team that set and executed strategy for The Home Depot, growing the company from 15 stores and $80 million in sales to 2,000 stores and $70 billion in sales. Merino sits on the City of Hope’s Home Improvement Board Council and is its chair. Prior to joining Home Depot, Merino was employed by Handyman stores for 12 years. He has accumulated more than 37 years of home improvement retail experience.

“I grew to have great respect for Universal as a vendor and company over the years, and am pleased to have the opportunity to help guide its strategies and success,” Merino said. “The strong values and work ethic on which the company is built, the skill of its management team, its solid, diverse business model and its keen focus on the customer give me great confidence in Universal’s future. I’m honored to have the opportunity to play a part, and to join solid board of experienced leaders and strategists.”

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company’s consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built market and forming products for concrete construction. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with facilities throughout North America. The company reported sales of $2.2 billion in 2008. For more about Universal Forest Products, go to www.ufpi.com.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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